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                                                                   EXHIBIT 10.23

                              SEPARATION AGREEMENT

      This Separation Benefits Agreement for Edward W. Kissel ("Kissel") with partial release and waiver of claims ("Agreement") is made by and between Kissel and OM Group, Inc., a Delaware corporation with its principal place of business located in Cleveland, Ohio ("OMG") effective upon the terms and conditions as set forth herein. In consideration for the payments, by OMG to Kissel as set forth herein, and in further consideration of the mutual promises, obligations, releases and covenants as set forth below, the sufficiency of which are all acknowledged, the parties agree as follows:

      1.    CASH PAYMENT OBLIGATIONS

            1.1 Periodic Payments. Kissel and OMG acknowledge that OMG terminated Kissel's employment effective December 12, 2002. OMG agrees to continue Kissel's compensation at the rate of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) per annum through May, 2004. This compensation shall be paid, withheld and reported in the same manner as was in effect immediately prior to the effective date of the termination of Kissel's employment.

            1.2   Lump Sum Payments.

                  A. It is agreed that within ten (10) days of the Effective Date of this Agreement (as hereinafter defined in Section 8), OMG will pay Kissel the sum of Five Hundred Forty Thousand Six Hundred Twenty-Five and 00/100 Dollars ($540,625.00). This lump sum payment will be paid and reported as non-employee compensation on IRS Form 1099, in consideration of this Agreement.

                  B. It is agreed that on March 1, 2004, OMG will pay Kissel the sum of Five Hundred Sixty-Two Thousand Five Hundred and 00/100 Dollars ($562,500.00). This lump sum payment will be paid and reported as non-employee compensation on IRS Form 1099, in consideration of this Agreement.

                  C. It is agreed that on June 1, 2004, OMG will pay Kissel the sum of Two Hundred Thirty-Four Thousand Three Hundred Seventy-Five and 00/100 Dollars ($234,375.00). This lump sum payment will be paid and reported as non-employee compensation on IRS Form 1099, in consideration of this Agreement.

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            1.3   Non-Qualified Retirement Plan. It is agreed that the balance maintained by OMG for Kissel's benefit in the OMG Benefit Restoration Plan of January 1, 1995, as amended from time to time as provided therein ("Plan") as of January 1, 2003 totalled Three Hundred Seven Thousand Seven Hundred Sixty-One and 00/100 Dollars ($307,761.00) (the "Plan Balance"). The Plan Balance is irrevocably vested for Kissel's benefit and shall continue to accumulate Interest in accordance with the terms and conditions of the Plan. Kissel's Plan Balance is non-forfeitable and shall be credited with interest earnings consistent with the crediting rate applied to all other Plan participants. Kissel shall receive benefits from the Plan in accordance with its terms which generally provide for payments over fifteen (15) years beginning at age sixty-five (65). Kissel's current beneficiary under the Plan is the Leslie S. Kissel Trust created under date of February 11, 1994, Leslie S. Kissel, Trustee. Kissel's beneficiary designation may be changed in accordance with the terms of the Plan.

            1.4 Qualified Retirement Plan. It is agreed that Kissel's account balance under in the OMG 401(k) Profit Sharing Plan ("Retirement Plan") is fully vested. Nothing contained in this Agreement shall diminish, restrict or limit Kissel's rights as a vested beneficiary under the Retirement Plan. To the extent allowable by the terms of the Retirement Plan, Kissel has the right but not the duty to make further contributions to the Retirement Plan which shall be fully vested as of the date(s) of contribution. Further, to the extent allowable by the terms of the Retirement Plan, Kissel shall have the right but not the obligation to roll-over his balance in the Retirement Plan.

            1.5 Other Obligations. Through May, 2004, Kissel will continue to receive coverage under OMG's medical insurance program, group life, group disability and ADD in accordance with the coverages offered to current OMG executives, in a non-discriminatory manner and at no cost (i.e. tax neutral, except for group life insurance in excess of Fifty Thousand and 00/100 Dollars ($50,000.00)) to Kissel. Kissel may elect COBRA coverage beginning June 1, 2004 which coverage will be available to Kissel from OMG through December, 2006 at a cost to Kissel equal to the standard monthly payment computed and applied by OMG in a non-discriminatory basis for all other COBRA eligible employees.

            Kissel shall continue to have unlimited access to his OMG-provided automobile, and OMG shall reimburse Kissel monthly for all reasonable operating costs associated with said automobile and for Kissel's monthly membership dues for his club memberships at Portage Country Club and Sharon Country Club. Monthly expense statements shall be submitted to Paul Schultz or his replacement or designee as the Director of Human Resources at OMG who will process and arrange for payment of properly submitted expense statements within thirty
            (30) days of receipt Not later than January 15, 2003 and January 15, 2004, respectively, Kissel shall

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            provide OMG with a written itemization of the allocation between personal use and business use for his OMG-provided car. The portion of the automobile use assigned to business use will not be included in Kissel's W-2 tax form. Aside from COBRA benefits, all OMG-provided fringe benefits shall terminate without further notice on May 31, 2004. Kissel shall return his OMG car to OMG on or before May 31, 2004 in the condition required by the operating lease for this automobile.

            1.6 Litigation Support. Kissel agrees to cooperate in the defense of any complaints filed against OMG and others ("Litigation Matters") by providing advice, consultation, deposition and courtroom testimony as reasonably requested in furtherance of OMG's interest and in defense of the litigation. OMG agrees to provide status reports to Kissel, no less often than quarterly, on the progress of all Litigation Matters which involve Kissel in any way, either as a party or as a witness. With respect to any Litigation Matter, subsequent to May 31, 2004, Kissel shall be compensated at the rate of Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) per day for litigation services rendered to OMG whether at the prior request for such assistance from OMG's general counsel or outside counsel or by deposition notice or by subpoena. Should Kissel be required to testify in any Litigation Matter, upon request of Kissel or Kissel's attorney(s), OMG shall make all relevant files available to Kissel for his review and the review of his attorney(s) prior to the deposition date, subject to limitation on any proper assertion of attorney-client privilege. Until the existing litigation filed against OMG and others is dismissed and Kissel is informed of that fact by legal counsel for OMG, Kissel shall not destroy any records concerning OMG or Kissel's work for and on behalf of OMG since such records may be discoverable and are the subject of a court order requiring all such potential evidence to be preserved and protected from destruction.

            1.7 Attorneys Fees. Within ten (10) days of the Effective Date of this Agreement (as hereinafter defined in Section 8), OMG shall directly pay or reimburse Kissel for legal expenses reasonably incurred by Kissel in pursuing his contractual rights with OMG up to a maximum of $61,616.26. OMG agrees to deliver to Kissel a check in the amount of $11,325 made payable to Kahn Kleinman and a second check in the amount of $50,291.26 made payable to John S. Steinhauer, which two payments, after endorsement, negotiation and acceptance by the bank, shall constitute full payment by OMG of any attorneys fee obligation owing to Kissel through the Effective Date of this Agreement.

      2.    RELEASES

            2.1 Partial Release by Kissel. In consideration of the payments set forth above, and in further consideration of the additional mutual promises and obligations set forth in this document, the sufficiency of which is

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            hereby acknowledged, Kissel on behalf of himself, his heirs, administrators, executors and assigns, agrees to waive, release and promise never to assert any claim, charge, action, cause of action, controversy, lawsuit, demand or petition (hereinafter, "claim" or "claims") that he has or might have, based upon any occurrence on or before the effective date of this Agreement, against OMG, OMG Americas, Inc., SCM Metal Products, Inc., Kokkola Chemicals OY, Vasset S.A., OMG Thailand Co., Ltd., MPI Nichel PTY, Ltd., OMG Cawse Pty., Ltd. and their predecessors, parent corporations, subsidiaries, affiliates, related entities, officers, directors, shareholders, agents, employees, successors or assigns (hereinafter collectively "the Company"), arising from or related to his employment and/or the termination of his employment.

                  These claims include, but are not limited to: any and all
            claims, causes of action, suits, claims for attorneys' fees, damages or demand; all claims of discrimination, on any basis, including without limitation, claims of race, sex, age, ancestry, national origin, religion and/or disability discrimination; any and all claims arising under federal, state and/or local statutory, or common law, such as, but not limited to, Title VII of the Civil Rights Act, as amended, including the amendments to the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1957, the Older Workers Benefit Protection Act, any State laws against discrimination; any and all claims arising under any other state and/or local anti-discriminations statute and the law of contract and tort; and any and all claims, demands and cause of action, including, but not limited to, breach of public policy, unjust discharge, wrongful discharge, intentional or negligent infliction of emotional distress, misrepresentation, negligence or breach of contract. Kissel further agrees to waive, release, and promises never to assert any such claims, even if he presently believes he has no such claims. Provided, however, that the terms of this section 2.1 are limited as provided in section 2.3, below.

            2.2 Release by OMG. In consideration of the partial release set forth above, and in further consideration of the additional mutual promises and obligations set forth in this document, the sufficiency of which is hereby acknowledged, OMG, on behalf of itself, OMG Americas. Inc., SCM Metal Products, Inc., Kokkola Chemicals OY, Vasset S.A., OMG Thailand Co., Ltd., MPI Nichel PTY, Ltd., OMG Cawse Pty., Ltd. and their predecessors, parent corporations, subsidiaries, affiliates, related entities, officers, directors, shareholders, agents and employees, successors or assigns (hereinafter collectively "the Company"), agrees and hereby does waive, release and promises never to assert any claim, charge, action, cause of action, controversy, lawsuit, demand or petition (hereinafter, "claim" or "claims") that the Company has or might have, based upon any occurrence on or before the Effective Date of this Agreement, against Kissel, his heirs, administrators, executors, agents and assigns, arising

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            from or related to Kissel's employment (including but not limited to his service as an employee, officer and/or director) and/or the termination of his employment and other relationships with OMG.

            Notwithstanding anything contained herein or implied to the contrary, nothing in this Agreement is intended to impair, waive, discharge or release any claims (pending or threatened, in whole or in part) by any third parties to this Agreement, even if brought in the name of OMG or the Company. More particularly, the terms and conditions of this Agreement shall in no manner affect the rights of existing or future plaintiffs who are third parties to this Agreement to proceed with shareholder, derivative or other securities litigation subject to Kissel's rights and privileges as set forth in Section 2.3 hereinafter and elsewhere.

            2.3 Preservation of Indemnity Agreement and D&Q Insurance. Notwithstanding the other provisions of this Agreement (particularly sections 2.1 and 4), it is the express intent of the parties hereto to preserve all of Kissel's rights under the Indemnity Agreement dated November 15, 2002 ("Indemnity Agreement"), a copy of which is attached hereto as Exhibit A and which is incorporated herein by reference as if fully set forth. More specifically, notwithstanding any provision in this Agreement that may be to the contrary, the parties acknowledge and agree that Kissel shall retain all rights available to him under the Indemnity Agreement and under any other agreement or document that provides Kissel with Indemnity or insurance rights for his actions as an employee, officer and/or director. Finally, OMG shall maintain D&O insurance with coverage periods covering Kissel's services to OMG, with any extended reporting periods necessary to provide ongoing coverage to Kissel for claims that may properly be made under the relevant statutes of limitation. Nothing in this Agreement shall constitute any waiver or impairment of any coverage that Kissel may have under D&O or other insurance procured by the Company,

      3.    WAIVER OF CLAIMS

      Kissel agrees not to initiate or pursue any claim against the Company with any local, state or federal agency or court for the purpose of recovering damages on his behalf for any claims of any type he may have against the Company based on any act or event occurring on or before the Effective Date of this Agreement, including claims based on future effect of any past acts. Kissel represents that he has not filed or initiated any such complaint or charge against the Company, and acknowledges that the Company is relying on such representation in entering into this Agreement. The parties understand that the claims being released do not include rights or claims which may arise out of acts occurring after the Effective Date of this Agreement which do not in any way relate to the facts and circumstances of this Agreement or Kissel's employment relationship with the Company, or which by law and/or interpretation of law cannot be waived. Each party also

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acknowledges that this provision does not preclude either party from instituting an action to enforce the terms of this Agreement, including any action to enforce the Company's obligations under section 2.3 of this Agreement and/or the Indemnity Agreement.

      4.    CONTINUING AND SURVIVOR PAYMENT OBLIGATIONS

      The parties agree and acknowledge that the payment obligations set forth in this Agreement survive Kissel. In the event Kissel should die prior to the time all of the payment obligations set forth in this Agreement have been made in full, the payment obligations continue and shall be paid first to the Leslie
S. Kissel Trust created under date of February 11, 1994, Leslie S. Kissel, Trustee or if that designation of beneficiary is revoked, then in any subsequent designation provided by Kissel to OMG in writing prior to his death or upon his failure to do so, pursuant to any last will and testament Kissel has in effect at the time of his death (properly admitted to probate), and if none, to Kissel's estate.

      5.    COMPANY PROPERTY

      On the Effective Date of this Agreement, Mr. Kissel will acquire free and clear title to his Palm Pilot and facsimile machine provided by OMG as his personal property. Mr. Kissel represents that he has returned to OMG any and all other OMG-owned property and does not have in his possession any OMG property other than that specifically designated herein. Kissel shall return to OMG the IBM laptop computer provided to him for use as an OMG employee. Kissel warrants and represents that the memory system on the IBM laptop computer has not been modified, altered or damaged in any way and that all files on the computer as of December 12, 2002 relating to OMG remain accessible and retrievable.

      6.    CONFIDENTIALITY AND NON-DISPARAGEMENT PROVISION

      The parties each agree not to disclose or divulge the terms of this Agreement except as may be necessary to effectuate the terms of the Agreement or may otherwise be required by subpoena, court order or law. Except for OMG's contemplated future disclosure in accordance with SEC Rules, if either party receives notice that it otherwise will be or might be legally required to produce this Agreement, that party will immediately notify the other party in writing. Nothing in this Agreement precludes either party from disclosing the terms of the Agreement to his/its attorneys, tax preparers or other such professional who has a need for such information as part of their professional responsibilities to the party, or precludes Kissel from disclosing such terms to his immediate family.

      The parties each agree not to disparage the other to the media or in any other public forum.

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      7.    FUTURE EMPLOYMENT

      OMG has no obligation to consider Kissel for future employment at any time after the effective date of this Agreement, nor does Kissel have any obligation to accept any such offered employment, but the parties are free to mutually agree to an employment, consulting or other business arrangement.

      8.    CONSIDERATION PERIOD

      Kissel acknowledges that he has up to twenty-one (21) calendar days to accept this Agreement. Kissel waives any right he may have to additional time beyond this consideration period within which to consider this Agreement. He further understands that he does not have to wait the entire twenty-one (21) day period but may sign this Agreement at any time during the period. Prior to signing, Kissel was advised to consult with and did consult with attorneys of his own choosing to discuss all aspects of the Agreement. Kissel understands that during the seven (7) day period following his signature on this Agreement he may revoke the Agreement, provided that such revocation is in writing, and this Agreement will not become effective or enforceable until the seven (7) day revocation period has expired without his exercise of the right to revoke ("Effective Date"). The parties agree that any agreed changes to this Agreement, whether material or immaterial, will not restart the running of the twenty-one
(21) day review period. Kissel acknowledges that he will not receive any of the settlement benefits or consideration provided in section 1 hereof until the seven (7) day revocation period has expired without revocation by Kissel.

      9.    RESIGNATION

      On or before the Effective Date of this Agreement, Kissel shall submit his resignation to OMG in the form of the annexed Exhibit B.

      10.   ENTIRE AGREEMENT

      This document, with its attached exhibits, contains the entire agreement between the parties regarding the separation of Kissel's employment from OMG and supersedes all previous agreements and understandings, oral or written, regarding Kissel's employment and termination of or separation from employment including but not limited to that certain Employment Agreement dated as of June 1, 1999 between OMG and Kissel. Notwithstanding, Kissel remains subject to all confidentiality provisions of his Employment Agreement and the provisions of law restricting disclosure of confidential, proprietary and/or trade secret Information. This Agreement is binding upon the parties and their heirs, successors and assigns.

      11.   CONSULTATION WITH ADVISORS

      Each party acknowledges that it has had full opportunity to consult with such legal and financial advisors as it has deemed necessary or advisable in connection with

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Its decision knowingly to enter into this Agreement. Neither party has executed this Agreement in reliance on any representations, warranties, or statements made by the other party hereto other than those expressly set forth herein.

      12.   COUNTERPARTS

      This Agreement may be executed in several counterparts, all of which shall be deemed to constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Facsimile signatures shall be considered as valid and binding as original signatures for all purposes under this Agreement.

      13.   NEGOTIATIONS

      This Agreement and the language in all parts herein shall in all cases be construed as a whole, according to their fair meaning, and no presumption shall be inferred or implied that the terms hereof be more strictly construed against one party as opposed to another by reason of the rule of construction in which a document is to be construed more strictly against the party who has prepared the same, it being agreed and acknowledged that the parties and their representatives have participated in the drafting and negotiation of this Agreement.

      14.   SEVERABILITY

      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

      15.   APPLICABLE LAW

      This Agreement will be governed by the laws of the State of Ohio.

      16.   AUTHORITY TO EXECUTE

      OMG warrants that the individual who executes this Agreement on its behalf and on behalf of all the entities referred to collectively as "the Company" has the authority to do so and has received any necessary approval of the Board of Directors.

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      IN WITNESS WHEREOF, OMG has executed this Agreement as its free act and deed, on behalf of itself and all the entities referred to collectively as "the Company" this 2nd day of July, 2003.

OM Group, Inc.

By: /s/ Michael J. Scott
    -----------------------
    Michael J. Scott
    Vice President, Secretary, General Counsel
    On behalf of OM Group, Inc.
    and on behalf of all entities referred to
    collectively as "the Company"

Agreed and accepted by Edward W. Kissel, this 27th day of June, 2003.

                                       /s/ Edward W. Kissel
                                       ----------------------------
                                       Edward W. Kissel

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